UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 17, 2013

TARGACEPT, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51173	56-2020050
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 North Main Street, Suite 1510 Winston-Salem, North Carolina	27101
(Address of principal executive offices)	(Zip Code)

(336) 480–2100

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) As previously disclosed, Targacept, Inc. (the “Company”) maintains an incentive award program under which all of its employees, including its executive officers, are eligible to receive an annual cash incentive bonus. On January 17, 2013, the Compensation Committee of the Company’s Board of Directors took the following actions with respect to the program.

(1) The Compensation Committee determined the achievement level at which cash bonuses would be awarded for fiscal 2012 to be 20% of target eligibility. As a result, the Company’s named executive officers were awarded bonuses in the following amounts:

Jeffrey P. Brennan	Senior Vice President, Business and Commercial Development and Chief Business Officer	$23,751

Alan A. Musso	Senior Vice President, Finance and Administration, Chief Financial Officer and Treasurer	$23,339

Peter A. Zorn	Senior Vice President, Legal Affairs, General Counsel and Secretary	$21,566

Stephen A. Hill, M.D. became our President and Chief Executive Officer in December 2012 and did not receive a bonus under the program for fiscal 2012.

(2) The Compensation Committee modified the mechanics of the program beginning with fiscal 2013. As modified, in addition to target criteria for achievement, some or all of the annual performance objectives will have threshold and/or maximum criteria for achievement. For each annual performance objective that has threshold criteria, the weighting for the objective is not credited if the threshold criteria are not met and 50% of the weighting for the objective is credited if the threshold (but not the target or, if applicable, maximum) criteria are met; if the target (but not the maximum, if applicable) criteria are met for a performance objective, 100% of its weighting is credited; and for each annual performance objective that has maximum criteria, 150% of the weighting for the objective is credited if the maximum criteria are met; in each case subject to any discretionary adjustments that may be made by the Compensation Committee. As a result, the maximum weighting for all of the performance objectives in the aggregate can be up to 150%. The performance objectives will typically relate to some of the following areas — the progression or advancement of the Company’s product candidates, development program execution or outcomes, the enhancement of the Company’s product portfolio, business development, alliance management, regulatory operations, capital or operational efficiency, human resources matters and communications matters. The program design is otherwise materially unchanged.

(3) The Compensation Committee established performance objectives and associated weightings and achievement criteria for the program for fiscal 2013. The performance objectives for 2013 include the achievement of specified goals with respect to: the execution of, or outcomes from, clinical development of Company product candidates TC-5619, TC-5214 and AZD3480; the enhancement of the Company’s product portfolio; operational efficiency; business development activities; and communications matters.

Also on January 17, 2013, the Compensation Committee approved a 3% base salary increase for fiscal 2013 for Mr. Brennan, Mr. Musso and Mr. Zorn. Dr. Hill’s base salary is unchanged for fiscal 2013.

In addition, on January 17, 2013, the Compensation Committee approved payment in the amount of $35,000 for each of Mr. Brennan, Mr. Musso and Mr. Zorn as additional compensation for the responsibilities assumed during 2012 as members of the Office of the Chairman, which was dissolved when Dr. Hill joined the Company. The Compensation Committee also approved a contingent cash retention award for each of Mr. Brennan, Mr. Musso and Mr. Zorn. In September 2012, following our announcement of a second workforce reduction within six months, the Compensation Committee implemented a cash retention program designed to incentivize key personnel to stay with the Company. At the time the program was implemented, consideration of retention awards for Mr. Brennan, Mr. Musso and Mr. Zorn was deferred until after a new chief executive officer had been hired. The amounts of the retention awards made in September 2012 varied among the recipients, and each was contingent on the recipient being employed by the Company, any parent or subsidiary of the Company or any successor to the Company on September 30, 2013 (or, alternatively, if the Company were to terminate the employment of a recipient prior to September 30, 2013 other than for cause, the execution of a customary waiver and release). The respective amounts of the retention awards approved for Mr. Brennan ($67,858), Mr. Musso ($66,683) and Mr. Zorn ($61,616) are equal to 20% of their respective 2012 base salaries, and payment of each award is subject to the same contingencies that are applicable to payment of the retention awards approved in September 2012 for other personnel.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TARGACEPT, INC.

Date: January 23, 2013	/s/ Alan A. Musso
Alan A. Musso
Senior Vice President, Finance and Administration,
Chief Financial Officer and Treasurer